UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 22, 2009

Ticketmaster Entertainment, Inc.

(Exact name of registrant as specified in charter)

Delaware

001-34064

95-4546874

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

8800 Sunset Blvd., West Hollywood, CA		90069
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:           (310) 360-3300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01.	NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

Following notification by Ticketmaster Entertainment, Inc. (the “Company”) on January 23, 2009 to the staff of The Nasdaq Stock Market (“Nasdaq”) that the Company was no longer in compliance with Nasdaq Marketplace Rule 4350(c)(1) which requires that a majority of a company’s board of directors be comprised of independent directors, the Company received a letter dated January 26, 2009 from Nasdaq.  That letter stated, among other things, that the Company was not eligible for the cure period provided in Nasdaq Marketplace Rule 4350 and that the Company must provide Nasdaq by February 10, 2009 with a specific plan to achieve compliance with Nasdaq rules.  The Company’s noncompliance was the result of the appointment of Irving L. Azoff, the Chief Executive Officer of the Company, to the Board of Directors of the Company, as discussed in Item 5.02 below.

The Company has advised Nasdaq that it is working diligently to identify, nominate and elect an additional independent director in order to regain compliance with Nasdaq continued listing standards and maintain its Nasdaq listing.

ITEM 5.02.	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On January 22, 2009, the Board of Directors of the Company voted to increase the size of the Board of Directors from eleven members to twelve members, and appointed Mr. Azoff to fill the newly-created directorship.  Mr. Azoff continues to serve as the Chief Executive Officer of the Company, and was appointed to the Board of Directors in accordance with the terms of his employment agreement with the Company.  The information set forth in Item 5.02 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 4, 2008 is hereby incorporated by reference into this Item 5.02 as if set forth in full herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TICKETMASTER ENTERTAINMENT, INC.

	By:	/s/ Chris Riley
	Name:	Chris Riley
	Title:	SVP & Acting General Counsel

Date: January 28, 2009